CNA Financial Fourth Quarter 2025 Earnings Remarks
Douglas M. Worman, Chairman and Chief Executive Officer:
In the fourth quarter, we produced excellent results, achieving another quarter of underlying underwriting gain above $200 million and higher levels of investment income. Net written premium was up 2%, retention improved by three points from last quarter, and renewal premium change was 4%, consistent with last quarter. For the full year, we achieved record levels of core and net income. Our underlying combined ratio was below 92% for the fifth consecutive year and our underlying underwriting gain was $855 million, which is the best on record.
Fourth Quarter Results
Core income was $317 million in the fourth quarter with P&C core income of $449 million. Net investment income increased to $653 million, with continued strong performance in our fixed income portfolio more than offsetting lower, but still strong, limited partnership and common stock returns.
The P&C all-in combined ratio was 93.8%, an increase of 0.7 points compared to the prior year quarter. The increase is principally from a higher underlying loss ratio of 61.9% compared to 61.1% in the prior year quarter. As we have stated previously, in light of pricing pressures in pockets of the portfolio, we will remain prudent in our loss ratio picks, even as we continue underwriting actions in order to optimize our position in the current marketplace.
Catastrophe losses of $40 million added 1.5 points to the combined ratio.
The P&C underlying combined ratio was 92.3% in the quarter, 0.9 points higher than the prior year quarter. The underlying underwriting gain was once again strong at $207 million. The expense ratio of 30.1% was roughly consistent with the prior year quarter, and it was adversely impacted by 0.5 points from a non-recurring technology charge in Specialty.
In the quarter, net written premium growth was 2% in aggregate, which varied significantly across the different areas of our portfolio. P&C rate change was 2% and renewal premium change was 4%, with differences by class of business.
New business was roughly flat compared to the prior year quarter, as we lean into profitable opportunities while being highly selective in pockets where the market will not support the rate, terms and conditions to achieve an appropriate risk adjusted return.
Retention was 84% this quarter, up three points compared to last quarter. Similar to last quarter, we saw significant differentiation in retention as we execute strategies in a highly granular fashion in this diversified market.
Turning to the quarterly results in our three operating segments, in Commercial, the all-in combined ratio was 92.5%, roughly in line with last year. The all-in underwriting gain of $109 million was the best on record. Catastrophe losses of $35 million added 2.4 points to the combined ratio. The underlying combined ratio was 90.2%, only slightly higher than last year’s record low of 90.0%. The underlying underwriting gain was $142 million and the underlying loss ratio was 63.4%, consistent with last quarter but 0.9 points higher than the prior year quarter. The expense ratio was 26.4%, the second consecutive quarter below 27%. The Commercial expense ratio has improved about ten points since 2016. Prior period development in the quarter was negligible.
In Commercial, net written premium growth was 4%. New business was 5% lower than the prior year quarter and retention was 82%. We continue to be selective in areas we are growing based on the dynamics taking place in those marketplaces. For example, new business was down 22% in commercial auto compared to the prior year quarter, but up 19% in workers’ compensation. Rate change in the fourth quarter was slightly more than one point below the third quarter, rounding to 3% all-in or 5% excluding workers’ compensation. Rates in commercial auto and excess casualty were once again double-digit. The market continues to be very competitive in national accounts property with rates down low double-digit. Workers’ compensation rates were down low to mid single-digit consistent with the historical profitability of that line, offset by some exposure increase. Exposure change was 1% for Commercial this quarter. In areas such as general liability and workers’ compensation, we continue to see the benefit of exposure change that acts like rate in the low to mid single-digit range.
For Specialty, the all-in combined ratio was 99.0% in the fourth quarter. Prior period development was unfavorable by 3.0 points driven by professional and management liability. Notably, this reserve increase is consistent with our philosophy, where we react swiftly to potential areas of pressure and more slowly to potential pockets of favorability. The reserve strengthening this quarter was concentrated in accident years 2023 and 2024, with favorability in accident years 2022 and prior. The underlying combined ratio was 96.0% and the underlying loss ratio was 60.6%, consistent with last quarter and up 0.5 points from the prior year quarter. The expense ratio was 35.1%, up 1.7 points compared to the prior year quarter. Absent the non-recurring technology charge referenced earlier, the expense ratio was largely consistent with the prior year quarter.
In Specialty, net written premium declined 2% as we remain cautious in financial and management liability lines after multiple years of rate decreases. We continue to see growth in other parts of our portfolio such as affinity programs and surety. Retention was strong at 85% for the quarter. Rate remained consistent this quarter at 3% with renewal premium change of 4%. Rate remained strong in healthcare at 8%. We achieved rate increases of 3% in our affinity business, up one point over last quarter. Rates were flat overall in our financial and management liability lines in aggregate, but importantly, rates were up low to mid single-digits in both public company directors and officers (D&O) and in cyber.
For International, the all-in combined ratio was 85.3% in the quarter with 1.6 points of catastrophe losses and 7.5 points of favorable prior period development. Favorable prior period development was driven by property and marine lines. The underlying combined ratio was 91.2%. The underlying loss ratio was 58.5%, and the expense ratio was 32.7%.
International net written premiums grew 1% in the quarter. New business grew 20% as we capitalized on profitable opportunities in areas that are still rate adequate despite the recent market softening. Retention was 88%, and overall renewal premium change declined 1% with rates down 5%, a slight improvement from last quarter as we continue to see competitive pressure across the various geographies. Despite the competitive pressure, we continue to see strong opportunities in many geographies and products within this segment. This business continues to be an important part of our go-forward strategy and has consistently contributed to our overall results.
Full Year Results
For the full year, we achieved record core income of $1,342 million. This is the third consecutive year of record core income as we continue to build on the momentum of all our business segments. The increase in core income was reflective of record high P&C core income of $1,664 million, which included record high underlying underwriting gain of $855 million.
The P&C all-in combined ratio was 94.7% and catastrophes were 2.3 points of the combined ratio or $240 million. For the P&C segment, the impact of prior period development was slightly unfavorable for the year. We had unfavorable development in the commercial casualty and professional and management liability lines, which was partially offset with favorable development in our workers’ compensation and surety classes of business. The underlying combined ratio was 91.8% for the year and the expense ratio improved 0.5 points to 29.7%, the lowest since 2008, benefiting from higher net earned premiums while we continue to invest in the business. The underlying loss ratio was 61.7%, up 0.8 points compared to the prior year, as we continue to prudently establish our underlying loss ratios.
All three operating segments produced very strong all-in and underlying combined ratios again in 2025. For Commercial, the all-in combined ratio was a record low of 95.2%, benefiting from a record best underlying combined ratio of 90.5% and a lower level of catastrophes. Specialty produced an all-in combined ratio of

95.3% and an underlying combined ratio of 94.2%. For International, the all-in combined ratio was 91.2%, down 2.8 points compared to the prior year as prior period development was favorable by 1.9 points. The underlying combined ratio was 91.3%, consistent with last year.
Turning to production for the year, P&C net written premium growth was 5% and net earned growth was 7%. New business grew by 4% to a record high of $2,348 million. Retention was down slightly at 83%, as we continue to be selective in the various products and geographies where we do business. Rates for the year were up 3%, and renewal premium change was 4%. A majority of our third-party treaties came up for renewal on January 1st. All of the renewals were successful. Most treaties were oversubscribed and renewed with favorable terms. The economics of our reinsurance coverage and ceding commission remain very favorable on these lines of business.
Scott R. Lindquist, Chief Financial Officer:
CNA’s fourth quarter core income of $317 million is down 7% compared to the prior year quarter of $342 million but continues to reflect strong underwriting and investment results. Full year 2025 core income of $1,342 million is a best on record leading to a core return on equity of 10.6%. This result reflects a P&C underwriting gain of $551 million and record high net investment income of $2,557 million, which is 2% higher than 2024.
Our P&C expense ratio was 30.1% for the fourth quarter and 29.7% for the full year. The expense ratio for the fourth quarter includes a half point non-recurring technology charge while both periods benefited from higher net earned premiums. While there is always a certain amount of variability quarter to quarter, we currently believe an expense ratio close to 30.0% is a reasonable run-rate heading into 2026.
The P&C net prior period development impact on the combined ratio was neutral in the current quarter. In the Specialty segment, prior period development was $27 million unfavorable primarily from other professional and management liability. In the Commercial segment, prior period development was negligible overall with favorable development in workers’ compensation, offset by unfavorable development in commercial auto and general liability. For the International segment, prior period development was $25 million favorable primarily from property and marine.
The paid to incurred ratio for our P&C segments was 0.88 for the fourth quarter. We do see some fluctuations quarter to quarter, so we tend to take a longer view of this metric. The paid to incurred ratio was 0.82 for the full year of 2025 and has been quite stable between 0.80 and 0.83 for each of the last four full years.
Our Corporate segment produced a core loss of $103 million in the fourth quarter compared to a $91 million loss in the fourth quarter of 2024. The loss this quarter includes the results of our annual fourth quarter asbestos and environmental pollution (A&EP) reserve review resulting in additional cessions of $185 million to the $4 billion loss portfolio transfer (LPT), which was incepted in 2010. This strengthening of reserves is associated with higher defense and indemnity costs on existing claims. This review resulted in a non-economic, after-tax charge of $67 million as compared to a $35 million charge in the prior year quarter.
Following this review, our cumulative incurred losses of $3.9 billion dollars remain within the $4 billion LPT limit while cumulative paid losses are $2.8 billion.
You will recall from previous years’ reviews that under retroactive reinsurance accounting, there is a timing difference with respect to recognizing the benefit of the cover relative to incurred losses as we can only do so in proportion to the paid losses recovered under the treaty. As such, holding all else constant, the loss recognized today will be recaptured over time through the amortization of the deferred accounting gain as paid losses ultimately catch up with the losses incurred. As of year-end 2025, we have $470 million of deferred gain that will be recaptured over time.
Finally, there was no prior period development associated with legacy mass tort abuse reserves in the fourth quarter, compared to a $17 million after-tax charge in the prior year quarter.

As we have noted in prior calls, we perform our annual review of A&EP reserves during the fourth quarter, and we evaluate all other corporate segment reserves primarily in the second quarter.
For the Life & Group segment, we had a core loss of $29 million in the fourth quarter as compared to a core loss of $18 million in the prior year quarter, reflecting unfavorable persistency experience. Life & Group full year core loss of $44 million is a larger loss than the 2024 core loss of $23 million due to lower investment income. The full year 2025 underwriting result is about flat with 2024, with both full year results being broadly in-line with expectations. Finally, inforce management actions including the pursuit of rate and policy buyouts are ongoing. Since we launched our buyout program in 2020, we have bought out approximately 12,000 policies releasing nearly $400 million of statutory reserves.
Turning to investments, net investment income was $653 million in the fourth quarter compared with $644 million in the prior year quarter, an increase of 1%. The increase was driven by our fixed income and other investments, partially offset by lower, albeit solid, returns in our limited partnership and common stock portfolios.
Fixed income and other investments generated $576 million of income, up 5% compared to the prior year quarter. Our A-rated fixed income portfolio continues to provide consistent contributions to core income, which have been steadily increasing because of favorable reinvestment rates and strong cash flow from operations. The effective income yield of our consolidated fixed income portfolio was 4.9% in the fourth quarter, up from 4.8% in the prior year quarter. Reinvestment rates continue to be above our P&C portfolio effective income yield of 4.4% and are fairly in line with our Life & Group portfolio effective income yield of 5.7%.
Our limited partnership and common stock portfolio returned a $77 million gain, or 2.7%, in the current quarter compared to a $94 million gain, or 3.5%, in the prior year quarter.
Total net investment income was a best on record of $2,557 million for the full year 2025 compared with $2,497 million in 2024, an increase of 2%. Similar to the quarterly results, the increase was driven by our fixed income and other investments, partially offset by lower, but still strong, returns in our limited partnership and common stock portfolios.
Fixed income and other investments generated $2,255 million of income for the year, up 4% compared to the prior year. Limited partnerships and common stocks generated $302 million of income representing a 11.1% return compared to $320 million of income representing a return of 13.3% in the prior year. Looking ahead to 2026, based on the current interest rate environment we expect income from fixed income and other investments to be about $575 million in the first quarter, which is about flat compared to the fourth quarter of 2025 given what we expect to be limited reinvestment activity. For the full year, we expect income from fixed income and other investments to be about $2,325 million, or a 3% increase as compared to the full year 2025.
At quarter end, our balance sheet continues to be very solid with stockholders' equity excluding accumulated other comprehensive income (AOCI) of $12.7 billion, or $46.99 per share, an increase of 10% from year-end 2024 adjusting for dividends. Stockholders' equity including AOCI was $11.6 billion or $42.93 per share. With the decline in interest rates in 2025, the net unrealized investment loss in our fixed income portfolio decreased to $1.2 billion as of year-end, roughly half the level at year-end 2024. Finally, we ended 2025 with statutory capital and surplus in the combined Continental Casualty Companies of $11.6 billion, which is a record high and is up from $11.2 billion at the end of 2024.
We continue to maintain a conservative capital structure with a low leverage ratio and a well-balanced debt maturity schedule. We are especially pleased with the fourth quarter action taken by AM Best who upgraded CNA’s financial strength rating to A+ with a comparable upgrade to CNA’s debt ratings – both with stable outlooks. We view AM Best’s actions as recognition of the significant progress we have made in the performance of the business in recent years.

Operating cash flow for the year was strong once again at $2.5 billion, which reflects continued strong underwriting and investment results.
Turning to taxes, the effective tax rate on core income for the fourth quarter was 20.4% and reflects a benefit for tax-exempt investment income, somewhat offset by state income taxes. The full year 2025 effective tax rate on core income was 21.1%, which is consistent with a 21% effective tax rate we expect for 2026, although there will be a certain amount of variability quarter-to-quarter.
Finally, given the company’s strong underwriting and investment performance, we are pleased to announce we are increasing our regular quarterly dividend by 4% from $0.46 per share to $0.48 per share. In addition, we are declaring a special dividend of $2.00 per share – both dividends will be paid on March 12, 2026, to shareholders of record on February 23, 2026. Using this past Friday’s closing price, CNA shares have a very attractive dividend yield of approximately 8%, inclusive of the $2.00 special dividend.
Douglas M. Worman, Chairman and Chief Executive Officer:
We closed the year with a strong fourth quarter leading to record levels of core income, growth in investment income and strong cash flow for the year. Our P&C operations continue to perform very well with record high levels of underlying underwriting gain, and we lowered our expense ratio by a half point even while continuing to invest in talent, technology and artificial intelligence (AI).
AI is becoming part of the fabric of how we run CNA. Our approach is pragmatic and driven by the return on investment. We automate what matters, equip our people with better tools, and improve broker and customer experience. Over the past year, we’ve deployed a number of AI solutions across underwriting, claims and the back office, and we’ve rolled out generative AI tools to every CNA employee across the company. We’re seeing faster triage, better submission responsiveness and measurable time savings for our teams. At this point, we’re very happy with where we are and we’ll continue to invest in AI in those areas where we believe AI implementation improves risk selection, service quality and efficiency.
Finally, we are pleased with our 2025 financial performance, anchored by our commitment to disciplined underwriting and highlighted by record core income. We believe AM Best’s recent upgrade of our financial strength rating to A+ is reflective of our consistently strong performance and productive underwriting culture. Looking forward, we believe we are well positioned to work with our distribution partners to take advantage of the many opportunities we see in the marketplace.

Reconciliation of GAAP Measures to Non-GAAP Measures
These earnings remarks contain financial measures that are not in accordance with accounting principles generally accepted in the United States of America (GAAP). Management utilizes these financial measures to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and gains or losses resulting from pension settlement transactions. Net investment gains or losses are excluded from the calculation of core income (loss) because they are generally driven by economic factors that are not necessarily reflective of our primary operations. The calculation of core income (loss) excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding our defined benefit pension plans which are unrelated to our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2025	2024	2025	2024
Net income	$302	$21	$1,278	$959
Less: Net investment losses	(15)	(31)	(64)	(64)
Less: Pension settlement transaction losses	—	(290)	—	(293)
Core income	$317	$342	$1,342	$1,316
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2025	2024	2025	2024
Net income per diluted share	$1.11	$0.07	$4.69	$3.52
Less: Net investment losses	(0.05)	(0.12)	(0.24)	(0.23)
Less: Pension settlement transaction losses	—	(1.06)	—	(1.08)
Core income per diluted share	$1.16	$1.25	$4.93	$4.83

Reconciliation of Net Income (Loss) to Underwriting Gain (Loss) and Underlying Underwriting Gain (Loss)
Underwriting gain (loss) is deemed to be a non-GAAP financial measure and is calculated pretax as net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and insurance related administrative expenses. Net income (loss) is the most directly comparable GAAP measure. Management believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from our underwriting activities which are managed separately from our investing activities.
Underlying underwriting gain (loss) is also deemed to be a non-GAAP financial measure, and represents pretax underwriting results excluding catastrophe losses and development-related items. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities, excluding the impact of catastrophe losses, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.

	Results for the Three Months Ended December 31, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$128	$236	$70	$434
Net investment losses, after tax	6	9	—	15
Core income	$134	$245	$70	$449
Less:
Net investment income	167	200	42	409
Non-insurance warranty revenue (expense)	9	—	—	9
Other revenue (expense), including interest expense	(15)	(2)	1	(16)
Income tax expense on core income	(36)	(62)	(22)	(120)
Underwriting gain	9	109	49	167
Effect of catastrophe losses	—	35	5	40
Effect of unfavorable (favorable) development-related items	27	(2)	(25)	—
Underlying underwriting gain	$36	$142	$29	$207

	Results for the Three Months Ended December 31, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$165	$222	$37	$424
Net investment losses (gains), after tax	12	16	(1)	27
Core income	$177	$238	$36	$451
Less:
Net investment income	165	199	36	400
Non-insurance warranty revenue (expense)	19	—	—	19
Other revenue (expense), including interest expense	(13)	(4)	(15)	(32)
Income tax expense on core income	(48)	(63)	(3)	(114)
Underwriting gain	54	106	18	178
Effect of catastrophe losses	—	33	12	45
Effect of favorable development-related items	—	—	(1)	(1)
Underlying underwriting gain	$54	$139	$29	$222

	Results for the Year Ended December 31, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$615	$788	$205	$1,608
Net investment losses, after tax	22	32	2	56
Core income	$637	$820	$207	$1,664
Less:
Net investment income	650	775	156	1,581
Non-insurance warranty revenue (expense)	51	—	—	51
Other revenue (expense), including interest expense	(55)	(12)	13	(54)
Income tax expense on core income	(173)	(215)	(77)	(465)
Underwriting gain	164	272	115	551
Effect of catastrophe losses	—	217	23	240
Effect of unfavorable (favorable) development-related items	37	52	(25)	64
Underlying underwriting gain	$201	$541	$113	$855

	Results for the Year Ended December 31, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$663	$658	$153	$1,474
Net investment losses, after tax	31	44	—	75
Core income	$694	$702	$153	$1,549
Less:
Net investment income	626	733	131	1,490
Non-insurance warranty revenue (expense)	62	—	—	62
Other revenue (expense), including interest expense	(53)	(14)	(10)	(77)
Income tax expense on core income	(190)	(188)	(44)	(422)
Underwriting gain	249	171	76	496
Effect of catastrophe losses	—	318	40	358
Effect of favorable development-related items	(8)	—	(6)	(14)
Underlying underwriting gain	$241	$489	$110	$840

Components to reconcile the combined ratio and loss ratio to the underlying combined ratio and underlying loss ratio
The underlying loss ratio excludes the impact of catastrophe losses and development-related items from the loss ratio. The underlying combined ratio is the sum of the underlying loss ratio, the expense ratio and the dividend ratio. The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate our underwriting performance since they remove the impact of catastrophe losses which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.
Specialty

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2025	2024	2025	2024
Loss ratio	63.6%	60.1%	61.5%	59.5%
Less: Effect of catastrophe impacts	—	—	—	—
Less: Effect of unfavorable (favorable) development-related items	3.0	—	1.1	(0.3)
Underlying loss ratio	60.6%	60.1%	60.4%	59.8%

Expense ratio	35.1%	33.4%	33.5%	32.8%

Combined ratio	99.0%	93.8%	95.3%	92.6%
Underlying combined ratio	96.0%	93.8%	94.2%	92.9%
Commercial

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2025	2024	2025	2024
Loss ratio	65.7%	64.8%	67.9%	68.3%
Less: Effect of catastrophe impacts	2.4	2.3	3.8	6.2
Less: Effect of (favorable) unfavorable development-related items	(0.1)	—	0.9	(0.1)
Underlying loss ratio	63.4%	62.5%	63.2%	62.2%

Expense ratio	26.4%	27.0%	26.8%	27.9%

Combined ratio	92.5%	92.3%	95.2%	96.7%
Underlying combined ratio	90.2%	90.0%	90.5%	90.6%
International

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2025	2024	2025	2024
Loss ratio	52.6%	61.6%	58.4%	60.9%
Less: Effect of catastrophe impacts	1.6	3.9	1.8	3.2
Less: Effect of favorable development-related items	(7.5)	(0.4)	(1.9)	(0.4)
Underlying loss ratio	58.5%	58.1%	58.5%	58.1%

Expense ratio	32.7%	33.2%	32.8%	33.1%

Combined ratio	85.3%	94.8%	91.2%	94.0%
Underlying combined ratio	91.2%	91.3%	91.3%	91.2%

Property & Casualty

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2025	2024	2025	2024
Loss ratio	63.4%	62.8%	64.6%	64.3%
Less: Effect of catastrophe impacts	1.5	1.8	2.3	3.6
Less: Effect of (favorable) unfavorable development-related items	—	(0.1)	0.6	(0.2)
Underlying loss ratio	61.9%	61.1%	61.7%	60.9%

Expense ratio	30.1%	30.0%	29.7%	30.2%

Combined ratio	93.8%	93.1%	94.7%	94.9%
Underlying combined ratio	92.3%	91.4%	91.8%	91.5%
Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding accumulated other comprehensive income (loss) (AOCI) allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	December 31, 2025	December 31, 2024
Book value per share	$42.93	$38.82
Less: Per share impact of AOCI	(4.06)	(7.34)
Book value per share excluding AOCI	$46.99	$46.16
Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2025	2024	2025	2024
Annualized net income	$1,206	$81	$1,278	$959
Average stockholders' equity including AOCI (a)	11,471	10,635	11,067	10,203
Return on equity	10.5%	0.8%	11.5%	9.4%

Annualized core income	$1,267	$1,366	$1,342	$1,316
Average stockholders' equity excluding AOCI (a)	12,626	12,549	12,610	12,534
Core return on equity	10.0%	10.9%	10.6%	10.5%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's filings with the Securities and Exchange Commission available at cna.com.
Forward-Looking Statements
These earnings remarks include statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at cna.com.
Any forward-looking statements made in these earnings remarks are made by CNA as of the date of these remarks. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in these remarks, even if CNA’s expectations or any related events, conditions or circumstances change.